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                                                                  EXHIBIT 99.1
                       HUNTINGTON BANCSHARES INCORPORATED
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
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                                                              THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                                SEPTEMBER 30,
                                                    -----------------------------------         -----------------------------------
(in thousands of dollars)                                  2002                   2001                 2002                  2001
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
EARNINGS:

      Reported income before taxes                   $    134,826          $     50,977          $    473,615          $    135,719
      Add: Fixed charges, excluding
           interest on deposits                            41,144                69,688               125,165               247,246
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      Earnings available for fixed charges,
          excluding interest on deposits                  175,970               120,665               598,780               382,965
      Add: Interest on deposits                            95,629               162,982               300,461               518,351
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      Earinings available for fixed charges,
          including interest on deposits             $    271,599          $    283,647          $    899,241          $    901,316
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FIXED CHARGES:
      Interest expense, excluding
          interest on deposits                       $     38,265          $     66,065          $    116,131          $    236,473
      Interest factor in net rental expense                 2,879                 3,623                 9,034                10,773
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      Total fixed charges, excluding
          interest on deposits                             41,144                69,688               125,165               247,246
      Add: Interest on deposits                            95,629               162,982               300,461               518,351
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      Total fixed charges, including
          interest on deposits                       $    136,773          $    232,670          $    425,626          $    765,597
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RATIO OF REPORTED EARNINGS TO FIXED CHARGES
      Excluding  interest on deposits                      4.28 X                1.73 X                4.78 X                1.55 X
      Including interest on deposits                       1.99 X                1.22 X                2.11 X                1.18 X

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